EXHIBIT 19.1
JABIL INC.
INSIDER TRADING POLICY

1.Introduction
Federal and state laws prohibit buying, selling, gifting, or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such Material Nonpublic Information (as further explained in Section 2 below) from disclosing it to others who trade.
In light of these prohibitions, Jabil Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, and employees. This Policy also applies to others, such as contractors or consultants who have access to Material Nonpublic Information, whom the Company has notified (such persons, together with directors, officers, and employees, “Company Personnel”).
This Policy also applies to family members who reside with Company Personnel, anyone else who lives in the household of Company Personnel, and any family members who do not live in the household of Company Personnel but whose transactions in Company securities are directed by Company Personnel or are subject to the influence or control of Company Personnel, such as parents or children who consult with Company Personnel before trading in Company securities (collectively referred to as “Family Members”). This Policy also applies to corporations, trusts, or other entities controlled, influenced or managed by Company Personnel or their Family Members (collectively referred to as “Controlled Entities,” together with Company Personnel and Family Members, “Insiders”).
The Securities and Exchange Commission (“SEC”) and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information supplied by Company Personnel and may treat any such transactions as if made by Company Personnel. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. As such, Company Personnel are responsible for the transactions of their Family Members and Controlled Entities and, therefore, should make them aware of the need to confer with such Company Personnel prior to trading in Company securities. Company Personnel should treat all transactions by their Family Members and Controlled Entities as if the transactions were for their own account for the purposes of this Policy and applicable securities laws. Any person who violates the federal insider trading laws may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as substantial criminal fines. Such person also may have to serve a lengthy jail sentence. In addition, the Company could be subject to substantial civil and criminal fines.
The SEC, New York Stock Exchange (“NYSE”) and state regulators (as well as the Department of Justice) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by Family Members and friends, and trading involving only a small number of shares. Therefore, it is important to understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s Policy in the area of insider trading and should be read carefully and complied with fully.
If you have any questions, please contact the Office of the Corporate Secretary.
2.Definitions
(a)What is “Material Nonpublic Information”?
i.Material Information
Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;

•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•material impairment, write-off or restructuring;
•changes in control;
•changes in directors, senior management, or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets, business divestitures or significant expansions or contractions of operations;
•changes in dividend policies, the declaration of a stock split, or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•a new cybersecurity risk or cybersecurity incident, whether known to be critical or potentially significant;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shutdown;
•labor negotiations;
•product recalls;
•major environmental incidents;
•bankruptcy or liquidity concerns or developments; and
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.
Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so Insiders should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. Insiders with questions regarding specific transactions should contact the Office of the Corporate Secretary.
ii.Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer or a filing with SEC); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. For the purposes of this Policy, information is considered to be nonpublic until one full day other than a Saturday, Sunday or NYSE holiday (“Trading Days”) has elapsed following public disclosure. For example, if the Company discloses Material Nonpublic Information before the market opens on Monday, an Insider aware of such Material Nonpublic Information may not trade until Tuesday (one full Trading Day after the Company’s disclosure), so long as such Insider does not have any additional Material Nonpublic Information after such disclosure (and subject to preclearance requirements described below, if applicable). If, however, the Company discloses Material Nonpublic Information after the market opens on Monday, such Insider may not trade until Wednesday (one full Trading Day after the Company’s disclosure), so long as such Insider does not have any additional Material Nonpublic Information after such disclosure (and subject to preclearance requirements described below, if applicable).
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

(b)Trading / Transactions
For purposes of this Policy, references to “trading” and “transactions” in Company securities (including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants, etc., as well as derivative securities that are not issued by the Company) include, among other things:
•purchases and sales of Company securities in public markets or private transactions;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company, including broker‐assisted cashless exercise (i.e., the broker selling some or all of the shares underlying the option on the open market);
•making gifts of Company securities (including charitable donations); or
•using Company securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:
•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of the underlying shares to pay the exercise price and/or tax withholding obligations), except the exercise is still subject to pre-clearance procedures, if applicable, described below;
•the vesting of Company stock options, restricted stock or restricted stock units;
•the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account controlled by the Insider);
•sales of the Company’s securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or
•any other purchase of Company securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.
Therefore, Company Personnel may freely have the Company withhold shares to satisfy tax obligations without violating this Policy. In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements as set forth below.
i.Employee Stock Purchase Plan
To the extent Company Personnel participate in the Jabil Inc. 2011 Employee Stock Purchase Plan, as amended (the “ESPP”), this Policy will not apply to purchases of Company stock in the ESPP resulting from the periodic contribution of money by Company Personnel to the ESPP pursuant to their payroll deduction elections made while the Window Period is open and such Company Personnel are not aware of Material Nonpublic Information. However, this Policy will apply to any: (a) election to participate in the ESPP for an enrollment period; (b) increase or decrease in the amount of periodic contributions to the ESPP; and (c) sales of Company stock pursuant to the ESPP.
ii.Mutual Funds
Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.
3.Policies and Procedures
(a)Trading Policy
The following restrictions apply to all Insiders:

i.An Insider may not trade in the stock or other securities of any company when the Insider is aware of Material Nonpublic Information about that company. This Policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, distributors, vendors, or suppliers, or firms with which the Company may be negotiating a major transaction, when Material Nonpublic Information about such other company is obtained as a result of such Insider’s employment or relationship with the Company. As such, if an Insider becomes aware of Material Nonpublic Information about a customer of the Company as a result of such Insider’s employment or relationship with the Company, such Insider may not trade in that company’s securities until such information ceases to be material or becomes public.
ii.An Insider may not convey (whether through traditional means, social media or otherwise) Material Nonpublic Information about the Company or another company to others, or suggest that anyone purchase, sell, gift, or otherwise trade any company’s securities while the Insider is aware of Material Nonpublic Information about that company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply if the Insider engages in insider trading directly, even if the Insider does not receive any money or derive any benefit from trades made by persons to whom the Insider passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies when an Insider obtains Material Nonpublic Information about such other company as a result of the Insider’s employment or relationship with the Company. Persons with whom an Insider has a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to such Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications to Company Personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless an Insider is specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company (including, in some cases and if appropriate, a written confidentiality agreement). For additional information, please see the Company’s Regulation Fair Disclosure Policy.
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
(b)Certain Restricted Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It therefore is the Company’s policy to apply additional restrictions to the following transactions:
i.Short-Term Trading
Short-term trading of Company securities may unduly focus Company Personnel on the Company’s short-term stock market performance instead of the Company’s long-term business objectives, and frequent trading in Company securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. In addition, daily or frequent trading in any company’s securities, which can be time-consuming and distracting, is strongly discouraged. For all of these reasons, Insiders are strongly discouraged from trading in Company securities for short-term trading profits.
ii.Speculative Transactions
It is against Company policy for an Insider to engage in speculative transactions in Company securities. As such, it is against Company policy for an Insider to trade in puts or calls in Company securities, or sell Company securities short. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short‐term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

iii.Hedging Transactions
Section 16 Persons and Vice Presidents and higher are subject to Jabil’s Share Ownership Guidelines which prohibit them from entering into “short sales,” "put" or "call" options, or other derivatives based on the Company’s securities or otherwise using financial instruments to hedge the economic risk of owning the Company’s securities.
iv.Pledging and Trading on Margin
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
Because of this danger, Insiders are required to notify the Corporate Secretary of their intent to pledge Company securities.
In addition, directors and officers who have their compensation disclosed in the Company’s annual proxy statement should be aware that the Company is required to disclose in its annual proxy statement the number of Company securities that directors and such officers and their Family Members and Controlled Entities have pledged as collateral.
(c)Unauthorized Disclosure
All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information Company Personnel learn about the Company or its business plans is potentially nonpublic information until the Company publicly discloses it. Company Personnel should treat this information as confidential and proprietary to the Company. Company Personnel may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for Company Personnel, the Company and its management. For this reason, the Company permits only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Regulation Fair Disclosure Policy. Insiders that receive inquiries of this nature should refer them to the Senior Vice President, Investor Relations.
(d)When and How to Trade Company Securities
Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (together with directors, “Section 16 Persons”), and certain other employees who are so designated (and notified) from time to time by Office of the Corporate Secretary as well as the respective Family Members and Controlled Entities of such persons (all such persons and entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Insiders that are not Restricted Persons should consider following the procedures listed below to assist them in complying with this Policy.
i.Window Periods
Restricted Persons may only trade in Company securities from the date that is one full Trading Day after the Company’s earnings release, to the end of business on the date that is the last day of the second month in the applicable fiscal quarter (such period, the “Window Period”). If, however, the Window Period is scheduled to close on a non‐Trading Day, the Window Period will close on the completion of the next full Trading Day. Generally, all pending purchase and sale orders regarding Company securities that could be, but have not been, executed while the Window Period is open must be cancelled before it closes.
However, even if the Window Period is open, Restricted Persons may not trade in Company securities if they are aware of Material Nonpublic Information about the Company. In addition, Restricted Persons are strongly encouraged to preclear all transactions in Company securities with the Office of the Corporate Secretary as discussed in Section 3(d)(ii) below, even if they initiate them when the Window Period is open.
From time to time the Company may close the Window Period due to developments involving Material Nonpublic Information. In such events, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and that they should not disclose to others the fact that the Window Period has been closed.
The restrictions summarized above do not apply to a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions. Questions about Rule 10b5-1 Trading Plans should be addressed to the Office of the Corporate Secretary.
ii.Preclearance
The Company strongly suggests its Restricted Persons (or in the case of Restricted Persons who are not Company directors or employees, the director or employee related to the Restricted Person) to contact the Office of the Corporate Secretary in advance of the Restricted Person effecting any purchase, sale, gift, or other trade of Company securities, or a stock plan transaction such as an option exercise, a loan, a contribution to a trust, a transaction subject to the restrictions under Section 3(b), or any other transfer, and obtain prior clearance of the transaction from the Office of the Corporate Secretary.
If a transaction is approved under the preclearance policy, the transaction must be executed within five Trading Days after the approval is obtained, but regardless may not be executed if the Restricted Person acquires Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
iii.Rule 10b5‐1 Trading Plans
Rule 10b5‐1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information.
For the avoidance of doubt, transactions pursuant to Rule 10b5‐1 Trading Plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.
(e)Certification
All Section 16 Persons subject to this Policy will be required to certify their understanding of and intent to comply with this Policy periodically.
(f)Noncompliance
Anyone who fails to comply with this Policy or who refuses to certify that they have complied with it will be subject to appropriate disciplinary action, up to and including termination of employment, whether or not the failure to comply results in a violation of law.
(g)Post‐Termination Transactions
This Policy will continue to apply to an Insider’s transactions in Company securities after the Insider’s employment, service, or relationship with the Company has terminated until the latest of such time as the Insider is no longer aware of Material Nonpublic Information or such time as such information has been publicly disclosed or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to an Insider’s transactions following the termination of such Insider’s employment, service, or relationship, unless the Insider is subject to Window Periods (described above) and such termination occurs when the Window Period is closed, in which case this Policy will cease to apply to the Insider upon the opening of the next Window Period after termination.
4.Additional Securities Law Matters
(a)Section 16
Section 16 Persons will also be required to comply with the reporting obligations and limitations on short‐swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that (i) Section 16 Persons will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (ii) Section 16 Persons who purchase and sell Company securities within a six‐month period will be required to disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. The Company has provided separate materials to Section 16 Persons regarding compliance with Section 16 and its related rules.
(b)Rule 144
Section 16 Persons are considered to be “affiliates” of the Company for Rule 144 purposes. Consequently, shares of Company common stock held by Section 16 Persons may be considered to be “restricted securities” or “control securities,” the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). Note that Rule 144 places limits on the number of shares a Section 16 Person may be able to sell and provides that certain procedures must be followed before a Section 16 Person can sell shares of Company common stock. Contact your broker or the Office of the Corporate Secretary for more information on Rule 144.